Exhibit 10.12

FIFTH AMENDMENT TO AMENDED AND RESTATED
CREDIT AND SECURITY AGREEMENT

This Amendment, dated as of December 20, 2005, is made by and between CIBER, INC., a Delaware corporation (the “Borrower”), and WELLS FARGO BANK, N.A. (the “Lender”).

Recitals

The Borrower and the Lender are parties to an Amended and Restated Credit and Security Agreement dated as of August 15, 2003, as amended by that certain First Amendment to Amended and Restated Credit and Security Agreement, dated as of March 31, 2004, that certain Second Amendment to Amended and Restated Credit and Security Agreement, dated as of October 1, 2004, that certain Third Amendment to Amended and Restated Credit and Security Agreement, dated as of March 31, 2005 and that certain Fourth Amendment to Amended and Restated Credit and Security Agreement, dated as of July 11, 2005 (as so amended, the “Credit Agreement”).  Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

The Borrower has requested that certain amendments be made to the Credit Agreement, which the Lender is willing to make pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1.             Defined Terms.  Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein.  In addition, Section 1.1 of the Credit Agreement is hereby amended by adding or amending, as the case may be, the following definitions:

“Interest Expense” means for a fiscal year-to-date period, the Borrower’s total gross interest expense during such period (excluding interest income), and shall in any event include (i) interest expensed (whether or not paid) on all Liabilities (other than Liabilities under Swap Contracts), (ii) the amortization of debt discounts, (iii) the amortization of all fees payable in connection with the incurrence of Liabilities (other than Liabilities under Swap Contracts) to the extent included in interest expense, and (iv) the portion of any capitalized lease obligation allocable to interest expense.

“Master Agreement” means any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, together with any related schedules.

“Obligations” means each Note, the Obligation of Reimbursement and each and every other debt, liability and obligation of every type and description which the

Borrower may now or at any time hereafter owe to the Lender, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it arises in a transaction involving the Lender alone or in a transaction involving other creditors of the Borrower, and whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including all indebtedness of the Borrower arising under any Loan Document, Swap Contract or guaranty between the Borrower and the Lender or by the Borrower in favor of the Lender, whether now in effect or hereafter entered into.

“Senior Funded Indebtedness” means the sum of all Liabilities of the Borrower and each Subsidiary for borrowed money, including all Advances, the L/C Amount, and all Liabilities under the IBM Facility, but excluding any Liabilities under any Swap Contract.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any Master Agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of Master Agreement, including any such obligations or liabilities under any Master Agreement.

“Total Funded Indebtedness” means the sum of (i) all Liabilities of the Borrower and each Subsidiary for borrowed money, including all Senior Funded Indebtedness and subordinated indebtedness for borrowed money, but excluding any Liabilities under any Swap Contract and (ii) the aggregate payments required to be made by the Borrower and each Subsidiary at any time under any lease that is considered a capitalized lease under GAAP.

2.             No Other Changes.  Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

3.             Senior Indebtedness.  The Borrower hereby acknowledges and agrees that, both prior to and after the date on which this Amendment becomes effective, the Borrower’s obligations to the Lender, including without limitation the Obligations, are “Senior Indebtedness” (as defined in the Indenture, dated as of December 2, 2003 between the Borrower and Wells Fargo Bank Minnesota, National Association, as Trustee (the “Indenture”)), for purposes of the Indenture.

4.             Conditions Precedent.  This Amendment shall be effective when the Lender shall have received an executed original hereof, together with the Acknowledgment and Agreement of Guarantors set forth at the end of this Amendment, duly executed by each Guarantor, each in substance and form acceptable to the Lender in its sole discretion.

5.             Representations and Warranties.  The Borrower hereby represents and warrants to the Lender as follows:

(a)           The Borrower has all requisite power and authority to execute this Amendment and to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by the Borrower and constitute the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

(b)           The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

(c)           All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

6.             References.  All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

7.             No Waiver.  The execution of this Amendment and acceptance of any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.

8.             Release.  The Borrower, and each Guarantor by signing the Acknowledgment and Agreement of Guarantors set forth below, each hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower or such Guarantor has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

9.             Costs and Expenses.  The Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel.  Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto.  The Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.

10.           Miscellaneous.  This Amendment and the Acknowledgment and Agreement of Guarantors may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

WELLS FARGO BANK, N.A.		CIBER, INC.

By:	/s/ Catherine M. Jones	By:	/s/ David G. Durham
Name: Catherine M. Jones		Name: David G. Durham
Its: Vice President		Its: Chief Financial Officer

ACKNOWLEDGMENT AND AGREEMENT OF GUARANTORS

The undersigned, each a guarantor of the indebtedness of CIBER, INC. (the “Borrower”) to Wells Fargo Bank, N.A. (the “Lender”) pursuant to a separate Guaranty each dated as of August (each, a “Guaranty”), hereby (i) acknowledges receipt of the foregoing Amendment; (ii) consents to the terms (including without limitation the release set forth in Paragraph 8 of the Amendment) and execution thereof; (iii) reaffirms its obligations to the Lender pursuant to the terms of its Guaranty; and (iv) acknowledges that the Lender may amend, restate, extend, renew or otherwise modify the Credit Agreement and any indebtedness or agreement of the Borrower, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under its Guaranty for all of the Borrower’s present and future indebtedness to the Lender.

CIBER ASSOCIATES, INC.

By:	/s/ Christopher L. Loffredo
Name: Christopher L. Loffredo
Its: Vice President

CIBER INTERNATIONAL, INC.

By:	/s/ David G. Durham
Name: David G. Durham
Its: Vice President

CIBER (UK) LIMITED

By:	/s/ David G. Durham
Name: David G. Durham
Its: Director